Exhibit 10.1

AMENDMENT NO. 3 TO SEVERANCE PAY AGREEMENT

THIS AMENDMENT NO. 3 TO SEVERANCE PAY AGREEMENT is made and entered into this 7th day of August, 2022 by and between CyberOptics Corporation, a Minnesota corporation (the "Company"), and Jeffrey A. Bertelsen (the "Executive").

WHEREAS, the Company and the Executive are parties to a Severance Pay Agreement dated as of May 19, 2008, as subsequently amended as of May 18, 2009 and clarified as of December 31, 2011 (the "Agreement"); and

WHEREAS, in accordance with the parties’ intentions and shared understanding, the Company and the Executive would like to clarify how the amount of severance pay should be calculated pursuant to Subsection 4(ii) of the Agreement.

NOW, THEREFORE, the Company and the Executive agree as follows:

1. Amendment. The first sentence of Subsection 4(ii) of the Agreement is amended to read in its entirety as follows: "The Company shall pay as severance pay to Executive a lump-sum cash amount equal to the average of the gross annual base salary and gross annual cash incentive bonus paid to the Executive in the three calendar years preceding the calendar year in which the Change in Control occurs; subject, however, to the restriction that the Executive shall not be entitled to receive any amount pursuant to this Agreement which constitutes an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision or regulations promulgated thereunder."

2. Continuation. Except for the amendment set forth in paragraph 1 above, the Agreement shall remain in full force and effect without change.

CYBEROPTICS CORPORATION		EXECUTIVE:

By	/s/Subodh Kulkarni	/s/Jeffrey A. Bertelsen
	Subodh Kulkarni, CEO and President	Jeffrey A. Bertelsen